                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13 G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)



                          CODDLE CREEK FINANCIAL CORP.
                      ------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
                       ----------------------------------------
                         (Title of Class of Securities)


                                  191891 10 0
                            -----------------------------------
                                 (CUSIP Number)



                 December 31, 1998 and 2000; September 17, 1999
            ------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 6 Pages

-------------------------
  CUSIP No.  143874 10 5
-------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only),

      Employee Stock Ownership Plan and Trust of Mooresville Savings Bank, Inc., SSB
      56-2062324

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      North Carolina
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          57,956
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             17,247
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          57,956
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8.
                          17,247
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      75,198
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (See Instructions)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      10.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12.
      EP
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Item 1(a).    Name of Issuer:
---------     ----------------------------
              Coddle Creek Financial Corp.

Item 1(b).    Address of Issuer's Principal Executive Offices:
---------     -----------------------------------------------

              347 North Main Street
              Post Office Box 1117 (28115-1117)
              Mooresville, North Carolina 28115-2453

Item 2(a).    Name of Person Filing:
---------     ---------------------

              Employee Stock Ownership Plan and Trust of
              Mooresville Savings Bank, Inc., SSB


Item 2(b).    Address of Principal Business Office:
---------     ------------------------------------

              347 North Main Street
              Post Office Box 1117 (28115-1117)
              Mooresville, North Carolina 28115-2453


Item 2(c).    Citizenship:
---------     -----------

              Not Applicable


Item 2(d).    Title of Class of Securities:
---------     ----------------------------

              Common Stock, no par value


Item 2(e).    CUSIP Number:
---------     ------------

              191891 10 0


Item 3.       If this statement is filed pursuant to (S)(S)240.13d-1(b) or
------        ------------------------------------------------------------
              240.13d-2(b) or (c), check whether the person filing is a:
              ----------------------------------------------------------

     (a)      [_]    Broker or dealer registered under section 15 of the Act (15
                     U.S.C. 78o).
     (b)      [_]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                     78c).
     (c)      [_]    Insurance company as defined in section 3(a)(19) of the Act
                     (15 U.S.C. 78c).
     (d)      [_]    Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C. 80a-8).


                               Page 3 of 6 Pages

    (e)   [_]  An investment advisor in accordance with (S)240.13d-
               1(b)(1)(ii)(E);
    (f)   [X]  An employee benefit plan or endowment fund in accordance with
               (S)240.13d-1(b)(1)(ii)(F);
    (g)   [_]  A parent holding company or control person in accordance with
               (S)240.13d-1(b)(1)(ii)(G);
    (h)   [_]  A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act (12 U.S.C. 1813);
    (i)   [_]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
    (j)   [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to Rule 13d-1(e), check this box.  [_]

Item 4.   Ownership:
------    ---------

          (a)  Amount Beneficially Owned:     75,198 shares

          (b)  Percent of Class:     10.8%

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:    57,956

               (ii)   shared power to vote or to direct the vote:  17,247

               (iii)  sole power to dispose or to direct the disposition of:
                      57,956

               (iv)   shared power to dispose or to direct the disposition of:
                      17,247


Item 5.   Ownership of Five Percent or Less of a Class:
------    --------------------------------------------

          Not applicable


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:
------    ---------------------------------------------------------------

          Not applicable


Item 7.   Identification and Classification of the Subsidiary Which Acquired the
------    ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company:
          --------------------------------------------------------


                               Page 4 of 6 Pages

          Not applicable

Item 8.   Identification and Classification of Members of the Group:
------    ---------------------------------------------------------

          Not applicable


Item 9.   Notice of Dissolution of Group:
------    ------------------------------

          Not applicable

Item 10.  Certification:
-------   -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 5 of 6 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 22, 2001           /s/ Donald R. Belk
                                     -------------------------------------------
                                     Donald R. Belk, not individually but solely
                                     as trustee under that certain Mooresville
                                     Savings Bank, Inc., SSB Employee Stock
                                     Ownership Trust effective as of December 5,
                                     1997 by and between the above signed and
                                     Mooresville Savings Bank, Inc., SSB


                                     /s/
                                     -------------------------------------------
                                     Jack G. Lawler, not individually but solely
                                     as trustee under that certain Mooresville
                                     Savings Bank, Inc., SSB Employee Stock
                                     Ownership Trust effective as of December 5,
                                     1997 by and between the above signed and
                                     Mooresville Savings Bank, Inc., SSB


                                     /s/ Don E. Mills, Jr.
                                     -------------------------------------------
                                     Don E. Mills, Jr., not individually but
                                     solely as trustee under that certain
                                     Mooresville Savings Bank, Inc., SSB
                                     Employee Stock Ownership Trust effective as
                                     of December 5, 1997 by and between the
                                     above signed and Mooresville Savings Bank,
                                     Inc., SSB


                                     /s/ Claude U. Voils, Jr.
                                     -------------------------------------------
                                     Claude U. Voils, Jr., not individually but
                                     solely as trustee under that certain
                                     Mooresville Savings Bank, Inc., SSB
                                     Employee Stock Ownership Trust effective as
                                     of December 5, 1997 by and between the
                                     above signed and Mooresville Savings Bank,
                                     Inc., SSB


                               Page 6 of 6 Pages